Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS FOURTH QUARTER RESULTS

HOPKINSVILLE, Ky. (January 28, 2009) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the fourth quarter and the twelve month period ended December 31, 2008. Net income available to common stockholders for the fourth quarter ended December 31, 2008, was $657,000, or $0.18 per share basic and diluted, compared with net income of $961,000, or $0.27 per share basic and diluted for the fourth quarter in 2007. Net income available to common stockholders for the twelve months ended December 31, 2008, was $4,559,000, or $1.28 per share basic and $1.27 per share fully diluted, compared with net income available to common stockholders of $4,116,000, or $1.15 per share basic and $1.14 per share diluted, for the twelve months ended December 31, 2007.

Commenting on fourth quarter and full year results, John E. Peck, President and Chief Executive Officer stated, “The Company’s financial performance for the year ended December 31, 2008, was exceptional as HopFed Bancorp set company records for net income production, organic loan and deposit growth, and capital accumulation. This performance was accomplished despite the most difficult operating environment in decades. The decline in fourth quarter net income was largely attributable to a $460,000 increase in provision for loan loss expense used to increase the Company’s funding level of its allowance for loan loss account. The recent investment of $18.4 million by the United States Treasury provides the Company with additional capital so that it may continue to grow and meet the needs of the communities in which we serve while taking advantage of opportunities provided by the current operating environment.”

Commenting further, Mr. Peck stated, “In the face of a challenging economy, the Company increased its reserve for loan losses by $1.3 million, boosting its allowance for loan loss balance to 0.97% of loans. The Company’s long standing focus on strong loan underwriting standards combined with the knowledge and service that only a community bank can provide has allowed the Company to grow its loan portfolio while maintaining a reasonable risk profile. Asset quality remains impressive as the Company’s non-performing asset ratio is 0.86% of total assets and non-accrual loans represent a total of 1.16% of total loans. In 2008, the Company’s net charge off ratio was 0.25%, well below the most recently published industry average at September 30, 2008.

“In addition, at December 31, 2008, total assets increased to $967.6 million compared with $808.4 million at December 31, 2007, deposits increased to $713.0 million compared with $598.8 million at December 31, 2007, while net loans increased to $628.3 million compared with $576.3 million at December 31, 2007.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and Middle Tennessee, Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions located in Murray, Kentucky, and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

HFBC Reports Fourth Quarter Results

January 28, 2009

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Selected Financial Indicators as of:
	December 31, 2008	December 31, 2007
Total assets	$967,560	$808,352
Loans receivable, gross	634,469	581,094
Securities available for sale	246,952	142,310
Securities held to maturity	454	14,095
Required investment in FHLB stock, at cost	4,050	3,836
Allowance for loan loss	6,133	4,842
Total deposits	713,005	598,753
Total FHLB borrowings	130,012	101,882
Repurchase agreements	28,679	37,199
Stockholders’ equity	78,234	55,803
Book value per share, gross	$16.67	$15.54
Tangible book value per share	$14.77	$13.40
Allowance for loan loss / Gross loans	0.97%	0.83%
Non-performing assets / Total asset	0.86%	0.12%
Non-performing loans / Total loans	1.16%	0.10%
Tier 1 Capital - Bank	7.77%	6.97%
Total Risk Based Capital - Bank	12.62%	10.47%
Year to date tax equivalent net yield on interest earning assets	3.04%	2.89%

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HFBC Reports Fourth Quarter Results

January 28, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
Interest and dividend income:
Loans receivable	10,098	10,589	41,421	40,720
Investment in securities, taxable	2,202	1,680	7,270	7,283
Nontaxable securities available for sale	162	137	639	511
Interest-earning deposits	29	173	147	519

Total interest and dividend income	12,491	12,579	49,477	49,033

Interest expense:
Deposits	5,458	5,794	20,789	22,279
Advances from Federal Home Loan Bank	922	1,170	3,940	4,428
Repurchase agreements	223	432	1,079	1,411
Subordinated debentures	207	186	612	773

Total interest expense	6,810	7,582	26,420	28,891

Net interest income	5,681	4,997	23,057	20,142
Provision for loan losses	735	274	2,417	976

Net interest income after provision for loan losses	4,946	4,723	20,640	19,166

Non-interest income:
Service charges	1,115	1,137	4,535	4,105
Merchant card income	144	133	576	494
Gain on sale of loans	23	16	135	98
Gain on sale of securities	—	6	718	6
Income from bank owned life insurance	67	55	270	302
Financial services commission	215	261	1,055	1,140
Other operating income	229	239	1,055	1,086

Total non-interest income	1,793	1,847	8,344	7,231

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HFBC Reports Fourth Quarter Results

January 28, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
Non-interest expenses:
Salaries and benefits	2,789	2,692	11,456	10,619
Occupancy expense	770	727	2,882	2,672
Data processing expense	575	491	2,260	1,850
State deposit tax	128	93	512	504
Intangible amortization expense	204	258	847	961
Professional services expense	352	299	1,271	1,412
Advertising expense	361	264	1,167	1,005
Postage and communications expense	146	152	622	550
Supplies expense	88	80	341	374
Other operating expenses	310	122	1,059	606

Total non-interest expense	5,723	5,178	22,417	20,553

Income before income tax expense	1,016	1,392	6,567	5,844
Income tax expense	303	431	1,952	1,728

Net income	713	961	4,615	4,116

Less:
Dividend on preferred shares	50	—	50	—
Accretion dividend on preferred shares	6	—	6	—

Net income available to common stockholders	$657	$961	$4,559	$4,116

Net income per share, basic	$0.18	$0.27	$1.28	$1.15

Net income per share, diluted	$0.18	$0.27	$1.27	$1.14

Dividend per share	$0.12	$0.12	$0.48	$0.48

Weighted average shares outstanding - basic	3,571,713	3,571,547	3,572,127	3,588,163

Weighted average shares outstanding - diluted	3,576,604	3,594,587	3,597,483	3,607,870